EXHIBIT 99.6

Item 8.    Financial Statements and Supplementary Data.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f).

Under the supervision and with the participation of Company management, including the Interim Chief Executive Officer (the principal executive officer) and the Chief Financial Officer (the principal financial officer), an evaluation was performed of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In performing this evaluation, management employed the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework.

Based on the criteria set forth in Internal Control – Integrated Framework, management, including the Company’s Interim Chief Executive Officer and its Chief Financial Officer, has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2007.

Company management does not expect that its system of internal control over financial reporting and procedures will prevent all misstatements due to inherent limitations. Therefore, management’s assessment provides reasonable, but not absolute, assurance that misstatements will be prevented and/or detected by the established internal control and procedures over financial reporting.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

/s/ Alfred L. Woods
Alfred L. Woods Interim Chief Executive Officer (Principal Executive Officer)

/s/ David A. Martin
David A. Martin Vice President and Chief Financial Officer (Principal Financial Officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of Insituform Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Insituform Technologies, Inc. and its subsidiaries (the "Company") at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO").  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions as of January 1, 2007 and its method of accounting for stock-based compensation as of January 1, 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
March 7, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 2 and 14 to the consolidated financial statements, as to which the date is November 3, 2008.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Statements of Income
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except per share amounts)

	2007	2006	2005
Revenues	$ 495,570	$ 527,419	$ 483,595
Cost of revenues	396,462	398,416	362,569
Gross profit	99,108	129,003	121,026
Operating expenses	90,078	92,692	85,481
Gain on settlement of litigation	(4,500)	–	–
Operating income	13,530	36,311	35,545
Other income (expense):
Interest expense	(5,368)	(6,834)	(8,465)
Interest income	3,458	3,888	2,081
Other	1,451	3,799	(775)
Total other income (expense)	(459)	853	(7,159)
Income before taxes on income (tax benefits)	13,071	37,164	28,386
Taxes on income (tax benefits)	(149)	11,826	8,913
Income before minority interests and equity in earnings of affiliated companies	13,220	25,338	19,473
Minority interests	(525)	(316)	(166)
Equity in earnings of affiliated companies	171	1,281	853
Income from continuing operations	12,866	26,303	20,160
Loss from discontinued operations, net of tax	(10,323)	(1,625)	(7,000)
Net income	$ 2,543	$ 24,678	$ 13,160

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.47	$ 0.97	$ 0.75
Loss from discontinued operations	(0.38)	(0.06)	(0.26)
Net income	$ 0.09	$ 0.91	$ 0.49
Diluted:
Income from continuing operations	$ 0.47	$ 0.96	$ 0.75
Loss from discontinued operations	(0.38)	(0.06)	(0.26)
Net income	$ 0.09	$ 0.90	$ 0.49

The accompanying notes are an integral part of the consolidated financial statements.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2007 and 2006
(In thousands, except share information)

Assets	2007	2006
Current assets
Cash and cash equivalents	$ 78,961	$ 96,389
Restricted cash	2,487	934
Receivables, net	85,774	83,009
Retainage	23,444	27,509
Costs and estimated earnings in excess of billings	40,590	31,425
Inventories	17,789	17,665
Prepaid expenses and other assets	28,975	25,084
Current assets of discontinued operations	31,269	28,349
Total current assets	309,289	310,364
Property, plant and equipment, less accumulated depreciation	73,368	76,432
Other assets
Goodwill	122,560	122,620
Other assets	26,532	15,342
Total other assets	149,092	137,962
Non-current assets of discontinued operations	9,391	25,311

Total Assets	$ 541,140	$ 550,069

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and line of credit	$ 1,097	$ 16,814
Accounts payable and accrued expenses	87,935	96,321
Billings in excess of costs and estimated earnings	8,602	9,511
Current liabilities of discontinued operations	14,830	13,859
Total current liabilities	112,464	136,505
Long-term debt, less current maturities	65,000	65,046
Other liabilities	7,465	3,686
Non-current liabilities of discontinued operations	953	4,040
Total liabilities	185,882	209,277
Minority interests	2,717	2,181

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued 27,470,623 and 29,597,044; shares outstanding 27,470,623 and 27,239,580	275	296
Additional paid-in capital	104,332	149,802
Retained earnings	238,976	236,763
Treasury stock, at cost – 0 and 2,357,464 shares	–	(51,596)
Accumulated other comprehensive income	8,958	3,346
Total stockholders’ equity	352,541	338,611

Total Liabilities and Stockholders’ Equity	$ 541,140	$ 550,069

The accompanying notes are an integral part of the consolidated financial statements.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except number of shares)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income
BALANCE, December 31, 2004	29,174,019	$ 292	$ 137,468	$ 198,925	$ (51,596)	$ 4,747	$ 289,836

Net income	–	–	–	13,160	–	–	13,160	$ 13,160
Issuance of common stock upon exercise of options, including income tax benefit of $163	107,613	1	1,606	–	–	–	1,607	–
Restricted stock issued (See Note 8)	55,000	1	(1)	–	–	–	–	–
Amortization and forfeitures of restricted stock	(41,783)	(0)	299	–	–	–	298	–
Foreign currency translation adjustment	–	–	–	–	–	(1,405)	(1,405)	(1,405)
Total comprehensive income	-	-	-	-	-	-	-	$ 11,755
BALANCE, December 31, 2005	29,294,849	$ 293	$ 139,372	$ 212,085	$ (51,596)	$ 3,342	$ 303,496

Net income	–	–	–	24,678	–	–	24,678	$ 24,678
Issuance of common stock upon exercise of options, including income tax benefit of $772	243,370	2	4,892	–	–	–	4,894	–
Distribution of shares pursuant to Deferred Stock Unit awards	9,525	0	50	–	–	–	50	–
Reclassification of deferred stock units in accordance with SFAS No. 123(R)	–	–	1,235	–	–	–	1,235	–
Restricted stock issued (See Note 8)	50,800	1	(1)	–	–	–	–	–
Amortization and forfeitures of restricted stock	(1,500)	(0)	–	–	–	–	(0)	–
Equity based compensation expense	–	–	4,254	–	–	–	4,254	–
Foreign currency translation adjustment	–	–	–	–	–	4	4	4
Total comprehensive income	–	–	–	–	–	–	–	$ 24,682
BALANCE, December 31, 2006	29,597,044	$ 296	$ 149,802	$ 236,763	$ (51,596)	$ 3,346	$ 338,611

Net income	–	–	–	2,543	–	–	2,543	$2,543
FIN No. 48 adjustment	–	–	–	(330)	–	–	(330)	–
Issuance of common stock upon exercise or redemption of equity compensation instruments, including tax benefit of $148	231,043	2	4,395	–	–	–	4,397	–
Restricted stock units issued	68,247	1	(1)	–	–	–	–	–
Amortization and forfeitures of restricted stock shares and units	(68,247)	(0)	(1,058)	–	–	–	(1,058)	–
Common stock retired	(2,357,464)	(24)	(51,572)	–	51,596	–	–	–
Equity based compensation expense	–	–	2,766	–	–	–	2,766	–
Foreign currency translation adjustment	–	–	–	–	–	5,612	5,612	5,612
Total comprehensive income	–	–	–	–	–	–	–	$ 8,155
BALANCE, December 31, 2007	27,470,623	$ 275	$ 104,332	$ 238,976	$ –	$ 8,958	$ 352,541

The accompanying notes are an integral part of the consolidated financial statements.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$ 2,543	$ 24,678	$ 13,160
Loss from discontinued operations	10,323	1,625	7,000
Income from continuing operations	12,866	26,303	20,160
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	16,252	16,620	16,372
(Gain) loss on sale of fixed assets	389	(3,223)	2,588
Equity-based compensation expense	2,766	4,254	837
Deferred income taxes	(4,205)	908	3,523
Other	(281)	1,346	4,233
Changes in operating assets and liabilities:
Restricted cash	(1,569)	4,653	(3,883)
Receivables net, retainage and costs and estimated earnings in excess of billings	(2,039)	(17,357)	(23,624)
Inventories	2,008	(1,766)	(2,859)
Prepaid expenses and other assets	(2,857)	(1,922)	(7,659)
Accounts payable and accrued expenses	(13,755)	10,837	16,288
Net cash provided by operating activities of continuing operations	9,575	40,653	25,976
Net cash used in operating activities of discontinued operations	1,532	911	2,418
Net cash provided by operating activities	8,043	39,742	23,558

Cash flows from investing activities:
Capital expenditures	(14,978)	(19,713)	(24,647)
Proceeds from sale of fixed assets	2,610	7,296	1,232
Liquidation of life insurance cash surrender value	–	1,423	–
Other investing activities	–	–	(557)
Net cash used in investing activities of continuing operations	(12,368)	(10,994)	(23,972)
Net cash provided by (used in) investing activities of discontinued operations	1,530	3,861	(2,370)
Net cash used in investing activities	(10,838)	(7,133)	(26,342)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,247	4,122	1,243
Additional tax benefit from stock option exercises recorded in additional paid-in capital	148	772	–
Proceeds from notes payable	1,966	2,662	6,179
Principal payments on notes payable	(1,959)	(4,101)	(3,650)
Principal payments on long-term debt	(15,768)	(15,735)	(15,779)
Changes in restricted cash related to financing activities	–	(106)	(260)
Net cash used in financing activities	(11,366)	(12,386)	(12,267)
Effect of exchange rate changes on cash	(3,269)	(899)	(1,126)
Net (decrease) increase in cash and cash equivalents for the period	(17,430)	19,324	(16,177)
Cash and cash equivalents, beginning of year	96,393	77,069	93,246
Cash and cash equivalents, end of year	$ 78,963	$ 96,393	$ 77,069

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$ 5,037	$ 6,402	$ 7,759
Income taxes paid (refunded), net	6,389	7,637	(5,218)

The accompanying notes are an integral part of the consolidated financial statements.

Insituform Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.      DESCRIPTION OF BUSINESS

Insituform Technologies, Inc. (a Delaware corporation) (the “Company”) is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems. The Company’s primary technology is the Insituform® process, a proprietary cured-in-place pipeline rehabilitation process (the “Insituform® CIPP Process”), including certain processes tailored for the rehabilitation of small-diameter and of large diameter sewer pipelines. The Company also has methods of rehabilitating water infrastructure, including using high-density polyethylene liners for rehabilitating transmission and distribution water mains, using polyester-reinforced polyethylene lining systems for the rehabilitation of distribution water mains and employing a robotic method for reinstating potable water service connections from inside a main. The Company’s Tite Liner® process is a proprietary method of lining new and existing pipe with a corrosion and abrasion resistant polyethylene pipe.

2.      SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned subsidiaries, the most significant of which is a 75%-owned United Kingdom subsidiary, Insituform Linings Public Company Limited. For contractual joint ventures, the Company recognizes revenue, costs and profits on its portion of the contract using percentage-of-completion accounting. All significant intercompany transactions and balances have been eliminated. Investments in entities in which the Company does not have significant control nor meet the characteristics of a variable interest entity, and for which the Company has 20% to 50% ownership are accounted for by the equity method. We have classified the results of operations of our tunneling business as discontinued operations for all periods presented.

In 2008, the Company has been in transition following the appointment of a new Chief Executive Officer in April. The Company has also realigned management of certain of its operations and experienced growth in certain previously immaterial operations. As a result of a review and assessment of the Company’s business operations by the Company’s new Chief Executive Officer, and in connection with the Company’s regular review and evaluation of its reportable segments, the Company identified new reportable segments according to the guidance of Statement of Financial Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). The Company previously had two reportable segments – Rehabilitation and Tite Liner. In connection with the realignment, the Company divided the Rehabilitation segment into four new reportable segments, and renamed the Tite Liner segment as its Energy and Mining segment. The Company is now organized into five reportable segments: North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation and Energy and Mining. Accordingly, our historical segment financial information and related disclosures have been reclassified to reflect our current internal structure.

For purposes of presentation on the consolidated statements of cash flows, the Company eliminates, in consolidation, the settlement of certain intercompany payables and receivables between the discontinued tunneling operations and the Insituform parent or other subsidiaries. Accordingly, cash flows from operating activities of our discontinued operations is presented before the transfer of cash in settlement of intercompany activity. The consolidated statement of cash flows for the twelve months ended December 31, 2007 has been conformed to this manner of presentation; however, there was no change in previously reported amounts. In addition, the consolidated statements of cash flows for the twelve months ended December 31, 2006 and 2005 has been conformed to this manner of presentation, resulting in a change in previously reported amounts of $3.0 million and $4.8 million, respectively. This change represented a decrease in operating cash flows of continuing operations and an increase in operating cash flows of discontinued operations from amounts previously reported in the 2006 period and an increase in operating cash flows of continuing operations and a decrease in operating cash flows of discontinued operations in the 2005 period. Net cash flows from operating activities in total were not affected by these changes.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equity-Based Compensation

The Company records expense for equity-based compensation awards, including stock appreciation rights, restricted shares of common stock, performance awards, stock options and stock units based on the fair value recognition provisions contained in Statement of Financial Standards (“SFAS”) No. FAS 123(R), Share Based Payment (“SFAS No. 123(R)”). Fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Fair value of restricted share and deferred stock unit awards is determined using the Company’s closing stock price on the award date. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards. Volatility and expected term assumptions are based on the Company’s historical experience. The risk-free rate is based on a U.S. Treasury note with a maturity similar to the option award’s expected term. Discussion of the Company’s implementation of SFAS No. 123(R) is described in Note 8.

Revenues

Revenues include construction and installation revenues that are recognized using the percentage-of-completion method of accounting in the ratio of costs incurred to estimated final costs. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and equipment costs. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. When estimates indicate that a loss will be incurred on a contract on completion, a provision for the expected loss is recorded in the period in which the loss becomes evident. At December 31, 2007 and 2006, the Company had provided $0.6 million and $0.2 million for expected losses on contracts. Revenues from change orders, extra work, variations in the scope of work and claims are recognized when it is probable that they will result in additional contract revenue and when the amount can be reliably estimated.

Research and Development

The Company expenses research and development costs as incurred. Research and development costs of $4.2 million, $3.6 million and $2.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, are included in operating expenses in the accompanying consolidated statements of income.

Taxation

The Company provides for estimated income taxes payable or refundable on current year income tax returns as well as the estimated future tax effects attributable to temporary differences and carryforwards, based upon enacted tax laws and tax rates, and in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 also requires that a valuation allowance be recorded against any deferred tax assets that are not likely to be realized in the future.

Earnings Per Share

Earnings per share have been calculated using the following share information:

	2007	2006	2005
Weighted average number of common shares used for basic EPS	27,330,835	27,043,651	26,782,818
Effect of dilutive stock options, stock appreciation rights, restricted stock and deferred stock units (Note 8)	314,094	460,617	168,766
Weighted average number of common shares and dilutive potential common stock used in diluted EPS	27,644,928	27,504,268	26,951,584

The Company excluded 443,085, 210,407 and 656,411 stock options in 2007, 2006 and 2005, respectively, from the diluted earnings per share calculations for the Company’s common stock because they were anti-dilutive as their exercise prices were greater than the average market price of common shares for each period.

Classification of Current Assets and Current Liabilities

The Company includes in current assets and current liabilities certain amounts realizable and payable under construction contracts that may extend beyond one year. The construction periods on projects undertaken by the Company generally range from less than one month to 24 months.

Cash, Cash Equivalents and Restricted Cash

The Company classifies highly liquid investments with original maturities of 90 days or less as cash equivalents. Recorded book values are reasonable estimates of fair value for cash and cash equivalents. Restricted cash consists of payments from certain customers placed in escrow in lieu of retention in case of potential issues regarding future job performance by the Company or advance customer payments in Europe. Restricted cash is similar to retainage and is therefore classified as a current asset, consistent with the Company’s policy on retainage.

Retainage

Many of the contracts under which the Company performs work contain retainage provisions. Retainage refers to that portion of revenue earned by the Company but held for payment by the customer pending satisfactory completion of the project. Unless reserved, the Company assumes that all amounts retained by customers under such provisions are fully collectible. Retainage on active contracts is classified as a current asset regardless of the term of the contract. Retainage is generally collected within one year of the completion of a contract, although collection can take up to two years in Europe. There was no retainage due after one year at December 31, 2007 and 2006.

Allowance for Doubtful Accounts

Management makes estimates of the uncollectibility of accounts receivable and retainage. The Company records an allowance based on specific accounts to reduce receivables, including retainage, to the amount that is expected to be collected. The specific allowances are reevaluated and adjusted as additional information is received. After all reasonable attempts to collect the receivable or retainage have been explored, the account is written off against the allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value work-in-process, finished goods and construction materials. Standard cost includes direct labor, raw materials and manufacturing overhead based on normal capacity.

Long-Lived Assets

Property, plant and equipment, goodwill and other identified intangibles (primarily patents, trademarks, licenses and non-compete agreements) are recorded at cost and, except for goodwill, are amortized on a straight-line basis over their estimated useful lives. Changes in circumstances such as technological advances, changes to the Company’s business model or changes in the Company’s capital strategy can result in the actual useful lives differing from our estimates. If the Company determines that the useful life of its property, plant and equipment or our identified intangible assets should be changed, the Company would depreciate or amortize the net book value in excess of the salvage value over its revised remaining useful life, thereby increasing or decreasing depreciation or amortization expense.

Long-lived assets, including property, plant and equipment, and other intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. The estimate of cash flow is based upon, among other things, assumptions about expected future operating performance. The Company’s estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The Company did not identify any long-lived assets of its continuing operations as being impaired during 2007, 2006 and 2005.

Goodwill

Under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company assesses recoverability of goodwill on an annual basis or when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company performs its annual impairment tests for goodwill in the fourth quarter. In accordance with the provisions of SFAS No. 142, the Company calculates the fair value of its reporting units and compares such fair value to the carrying value of the reporting unit to determine if there is any indication of goodwill impairment. The Company’s reporting units consist of North American rehabilitation, European rehabilitation and Tite Liner. To calculate reporting unit fair value, the Company utilizes a discounted cash flow analysis based upon, among other things, certain assumptions about expected future operating performance. Estimates of discounted cash flows may differ from actual cash flows due to, among other things, changes in economic conditions, changes to business models, changes in the Company’s weighted average cost of capital or changes in operating performance. An impairment charge will be recognized to the extent that the implied fair value of the goodwill balances for each reporting unit is less than the related carrying value. The Company did not identify any goodwill of its continuing operations as being impaired based on management’s impairment analyses performed during 2007, 2006 and 2005. See Note 5 regarding acquired intangible assets and goodwill. See Note 3 regarding goodwill related to discontinued operations.

Foreign Currency Translation

Results of operations for foreign entities are translated using the average exchange rates during the period. Current assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date, and the related translation adjustments are reported as a separate component of stockholders’ equity.

Newly Adopted Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Standard No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). This standard revises the measurement, valuation and recognition of financial accounting and reporting standards for equity-based employee compensation plans contained in SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). The new rules require companies to expense the value of employee stock options and similar equity-based compensation awards based on fair value recognition provisions determined on the date of grant. The new standard became effective for the Company on January 1, 2006. The Company’s implementation of this standard is described in Note 8.

In July 2006, the Financial Accounting Standards Board issued Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”), which describes a comprehensive model for the measurement, recognition, presentation and disclosure of uncertain tax positions in the financial statements. Under the interpretation, the financial statements are to reflect expected future tax consequences of such positions presuming the tax authorities’ full knowledge of the position and all relevant facts, but without considering time values. The new standard became effective for the Company on January 1, 2007. The Company’s implementation of this standard is described in Note 11.

Accounting Pronouncements Not Yet Adopted

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for consistently measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008, and the provisions of SFAS No. 157 will be applied prospectively as of that date. Management does not believe that adoption of this statement will have a material impact on the Company’s consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 will be effective for the Company beginning January 1, 2008. Management does not believe that adoption of this statement will have a material impact on the Company’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141(R)”) which replaces SFAS No. 141, Business Combinations, and requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS No. 141(R) also requires transaction costs related to the business combination to be expensed as incurred. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). This Statement amends ARB No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the effect that the adoption of SFAS No. 160 will have on our consolidated financial position, results of operations and cash flows; however the Company does have certain noncontrolling interests in consolidated subsidiaries. If SFAS No. 160 had been applied as of December 31, 2007, the $2.7 million reported as minority interest in the liabilities section on our consolidated balance sheet would have been reported as $2.7 million of noncontrolling interest in subsidiaries in the equity section of our consolidated balance sheet.

3.      DISCONTINUED OPERATIONS

On March 29, 2007, the Company announced plans to exit its tunneling business in an effort to better align its operations with its long-term strategic initiatives. The Company has classified the results of operations of its tunneling business as discontinued operations for all periods presented.  Substantially all existing tunneling business activity had been completed in early 2008.

During 2007, the Company recorded a total of $5.9 million (pre-tax) related to these activities, including expense for $3.8 million (pre-tax) associated with lease terminations and buyouts, $1.9 million (pre-tax) for employee termination benefits and retention incentives and $0.2 million related to debt financing fees paid on March 28, 2007 in connection with certain amendments to the Company’s Senior Notes and credit facility relating to the closure of the tunneling business. The Company also incurred impairment charges for goodwill and other intangible assets of $9.0 million in the first quarter of 2007. These impairment charges occurred as a result of a thorough review of the fair value of assets and future cash flows to be generated by the business. This review concluded that insufficient fair value existed to support the value of the goodwill and other intangible assets recorded on the balance sheet.

In addition, in 2007, the Company recorded charges totaling $3.0 million (pre-tax) for equipment and other assets. These charges related to assets that, at the date of the announcement, were not being utilized in the business. The impairment was calculated by subtracting current book values from estimated fair values of each of the idle assets. Fair values were determined using data from recent sales of similar assets and other market information. The Company believes the fair value of the remaining fixed assets exceeded the carrying value as of December 31, 2007.

Operating results for discontinued operations are summarized as follows for the years ended December 31 (in thousands):

	2007	2006	2005

Revenues	$ 62,062	$ 69,296	$ 111,687
Gross profit (loss)	3,386	(1,049)	(4,185)
Operating expenses	2,479	3,803	7,617
Closure charges of tunneling business	17,917	–	–
Operating loss	(17,010)	(4,852)	(11,802)
Loss before tax benefits	(15,298)	(2,394)	(11,725)
Tax benefits	(4,975)	(769)	(4,725)
Net loss	(10,323)	1,625	(7,000)

Balance sheet data for discontinued operations was as follows at December 31 (in thousands):

	2007	2006

Receivables, net	$ 9,001	$ 7,669
Retainage	9,122	9,684
Costs and estimated earnings in excess of billings	9,063	10,087
Property, plant and equipment, less accumulated depreciation	6,434	14,021
Goodwill	–	8,920
Total assets	40,660	53,660
Billings in excess of costs and estimated earnings	2,768	2,860
Total liabilities	15,783	17,899

4.           SUPPLEMENTAL BALANCE SHEET INFORMATION

Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is summarized as follows for the years ended December 31 (in thousands):

	2007	2006	2005

Balance, at beginning of year	$ 2,600	$ 2,718	$ 4,031
Charged to (reversed from) expense	110	180	(24)
Write-offs and adjustments	(292)	(298)	(1,289)
Balance, at end of year	$ 2,418	$ 2,600	$ 2,718

Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consisted of the following at December 31 (in thousands):

	2007	2006

Costs incurred on uncompleted contracts	$ 399,301	$ 270,493
Estimated earnings to date	38,914	57,318
Subtotal	438,215	327,811
Less – Billings to date	(406,227)	(305,897)
Total	$ 31,988	$ 21,914
Included in the accompanying balance sheets:
Costs and estimated earnings in excess of billings	$ 40,590	$ 31,425
Billings in excess of costs and estimated earnings	(8,602)	(9,511)
Total	$ 31,988	$ 21,914

Costs and estimated earnings in excess of billings represent work performed that could not be billed either due to contract stipulations or lacking required contractual documentation. Substantially all unbilled amounts are expected to be billed and collected within one year.

Inventories

Inventories are summarized as follows at December 31 (in thousands):

	2007	2006

Raw materials and supplies	$ 3,512	$ 3,072
Work-in-process	5,020	3,897
Finished products	1,150	2,210
Construction materials	8,107	8,486
Total	$ 17,789	$ 17,665

Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31 (in thousands):

	Estimated Useful Lives (Years)	2007	2006

Land and land improvements		$ 8,425	$ 8,171
Buildings and improvements	5 – 40	30,439	27,285
Machinery and equipment	4 – 10	84,754	84,823
Furniture and fixtures	3 – 10	10,750	8,301
Autos and trucks	3 – 10	35,915	39,146
Construction in progress		5,793	9,539
Subtotal		176,076	177,265
Less – Accumulated depreciation		(102,708)	(100,833)
Total		$ 73,368	$ 76,432

Depreciation expense was $16.0 million, $15.3 million and $14.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other Assets

Other assets are summarized as follows at December 31 (in thousands):

	2007	2006

Investment in affiliates	$ 8,919	$ 8,258
License agreements	1,918	2,081
Customer relationships	1,285	1,406
Patents and trademarks	4,329	2,765
Deferred income tax assets, net	4,542	–
Notes receivable from affiliated companies	1,551	–
Non-current tax recoverable	2,352	–
Other	1,636	832
Total	$ 26,532	$ 15,342

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31 (in thousands):

	2007	2006

Accounts payable – trade	$ 50,524	$ 56,683
Estimated casualty and healthcare liabilities	18,994	20,175
Job costs	13,277	12,777
Compensation and bonus accruals	3,711	5,125
Interest	791	1,314
Job loss reserves	595	197
Other	43	50
Total	$ 87,935	$ 96,321

Casualty Insurance and Healthcare Liabilities

The Company obtains actuarial estimates of its liabilities on a quarterly basis and adjusts its reserves accordingly. Estimated casualty insurance and healthcare benefits liabilities are summarized as follows at December 31 (in thousands):

	2007	2006
Casualty insurance	$ 17,461	$ 18,370
Healthcare benefits	1,533	1,805
Total	$ 18,994	$ 20,175

5.           ACQUIRED INTANGIBLE ASSETS AND GOODWILL

In accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets, the Company performed annual impairment tests for goodwill in the fourth quarter of 2007 and 2006. Management retained an independent party to perform a valuation of the Company’s reporting units, which consist of North American rehabilitation, European rehabilitation and Tite Liner, and determined that no impairment of goodwill existed.

Changes in the carrying amount of goodwill for the year ended December 31, 2007 were as follows (in thousands):

Rehabilitation

Balance as of December 31, 2006	$ 122,620
Foreign currency adjustment	(60)
Balance as of December 31, 2007	$ 122,560

Amortized intangible assets were as follows (in thousands):

		As of December 31, 2007			As of December 31, 2006
	Weighted Average Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

License agreements	23	$ 3,894	$ (1,976)	$ 1,918	$ 3,894	$ (1,813)	$ 2,081
Customer relationships	12	1,797	(512)	1,285	1,797	(391)	1,406
Patents and trademarks	15	17,942	(13,613)	4,329	16,048	(13,283)	2,765
Total		$ 23,633	$ (16,101)	$ 7,532	$ 21,739	$ (15,487)	$ 6,252

	2007	2006
For the year ended December 31:
Aggregate amortization expense:	$ 265	$ 707

Estimated amortization expense:
For year ending December 31, 2008	852
For year ending December 31, 2009	852
For year ending December 31, 2010	787
For year ending December 31, 2011	740
For year ending December 31, 2012	483

6.      LONG-TERM DEBT AND CREDIT FACILITY

Long-term debt, line of credit and notes payable consisted of the following at December 31 (in thousands):

	2007	2006
8.88% Senior Notes, Series A, payable in $15,715 annual installments beginning February 2001 through 2007, with interest payable semiannually	$ –	$ 15,710
6.54% Senior Notes, Series 2003-A, due April 24, 2013	65,000	65,000
Other notes with interest rates from 5.0% to 10.5%	1,097	1,150
Subtotal	66,097	81,860
Less – Current maturities and notes payable	(1,097)	(16,814)
Total	$ 65,000	$ 65,046

Principal payments required to be made for each of the next five years and thereafter are summarized as follows (in thousands):

Year	Amount
2008	$ 1,097
2009	–
2010	–
2011	–
2012	–
Thereafter	$ 65,000
Total	$ 66,097

At December 31, 2007 and 2006, the estimated fair value of the Company’s long-term debt was approximately $63.5 million and $74.4 million, respectively. Fair value was estimated using market rates for debt of similar risk and maturity.

Senior Notes

On March 28, 2007, the Company amended its $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, to include in the definition of EBITDA all non-recurring charges taken during the year ended December 31, 2007 relating to the Company’s exit from the tunneling operation to the extent deducted in determining consolidated net income for such period, subject to a maximum amount of $34.2 million. In connection with the amendment, the Company paid the noteholders an amendment fee of 0.05% of the outstanding principal balance of Senior Notes, or $32,500. Through December 31, 2007, $17.9 million of non-recurring exit charges were recorded.

In February 2007, the Company made the final scheduled payment of $15.7 million on its Senior Notes, Series A, due February 14, 2007.

Credit Facility

At December 31, 2007, the Company had $14.6 million in letters of credit issued and outstanding under a credit facility with Bank of America, $14.5 million of which was collateral for the benefit of certain of the Company’s insurance carriers and $0.1 million was collateral for work performance. The $35.0 million credit facility allows the Company to borrow under a line of credit and/or through standby letters of credit. There were no other outstanding borrowings under the line of credit facility at December 31, 2007, resulting in $20.4 million in available borrowing capacity under the line of credit facility as of that date.

The credit facility matures April 30, 2008. We anticipate extending the credit facility for another 12 months upon maturity at similar terms. The interest rate on any borrowings under the credit facility equals LIBOR plus a spread determined by the consolidated leverage ratio on our Senior Notes, Series 2003-A.

During 2007, there was financing of certain annual insurance premiums in the amount of $2.6 million, of which $1.1 million remained outstanding at December 31, 2007. These notes will be repaid in full during 2008.

On March 28, 2007, the Company amended its $35.0 million credit facility with Bank of America, N.A., to incorporate by reference certain amendments to its Senior Notes, Series 2003-A, due April 24, 2013, described above. In connection with the amendment, the Company paid Bank of America, N.A., an amendment fee of 0.05% of the borrowing capacity of the credit facility, or $17,500.

At December 31, 2007 and 2006, the Company had no borrowings on the credit facility.

Debt Covenants

At December 31, 2007, the Company was in compliance with all of its debt covenants as required under the Senior Notes and credit facility. The Company believes it has adequate resources to fund future cash requirements and debt repayments for at least the next twelve months with cash generated from operations, existing cash balances, additional short- and long-term borrowing and the sale of assets.

Under the terms of the Senior Notes, Series 2003-A, prepayment could cause the Company to incur a “make-whole” payment to the holder of the notes.

7.      STOCKHOLDERS’ EQUITY

Equity Compensation Plans

The 2006 Employee Equity Incentive Plan (“Employee Plan”) provides for equity-based compensation awards, including stock appreciation rights, restricted shares of common stock, performance awards, stock options and stock units. There are 2,000,000 shares of the Company’s common stock registered for issuance under the Employee Plan. The Employee Plan is administered by the compensation committee of the board of directors, which determines eligibility, timing, pricing, amount and other terms or conditions of awards. At December 31, 2007, there were 144,417 options outstanding and 47,789 unvested shares of restricted stock units outstanding under the Employee Plan.

The Employee Plan replaces the 2001 Employee Equity Incentive Plan, and contains substantially the same provisions as the former plan. At December 31, 2007, there were 491,465 options outstanding, 54,300 unvested shares of restricted stock and 4,182 deferred stock units outstanding under the 2001 Employee Equity Incentive Plan.

The 2006 Non-Employee Director Equity Incentive Plan (“Director Plan”) provides for equity-based compensation awards, including non-qualified stock options and stock units. There are 200,000 shares of the Company’s common stock registered for issuance under the Director Plan. The board of directors administers the Director Plan and has the authority to establish, amend and rescind any rules and regulations related to the Director Plan. At December 31, 2007, there were 61,291 deferred stock units outstanding under the Director Plan.

The Director Plan replaces the 2001 Non-Employee Director Equity Incentive Plan, and contains substantially the same provisions as the former plan. At December 31, 2007, there were 45,000 options and 89,625 deferred stock units outstanding under the 2001 Non-Employee Director Equity Incentive Plan.

At December 31, 2007, there were 160,105 options outstanding under the 1992 Employee Stock Option Plan and the 1992 Director Stock Option Plan.

Activity and related expense associated with these plans are described in Note 8.

Shareholders’ Rights Plan

In February 2002, the Company’s board of directors adopted a Shareholders’ Rights Plan. Pursuant to the Shareholders’ Rights Plan, the board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company’s common stock, payable to the Company’s stockholders of record as of March 13, 2002. Each right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of a new series of voting preferred stock, designated as Series A Junior Participating Preferred Stock, $0.10 par value, at an exercise price of $116.00 per one one-hundredth of a share.

The rights will trade in tandem with the common stock until 10 days after a “distribution event” (i.e., the announcement of an intention to acquire or the actual acquisition of 20% or more of the outstanding shares of common stock), at which time the rights would become exercisable. Upon exercise, the holders of the rights (other than the person who triggered the distribution event) will be able to purchase for the exercise price, shares of common stock (or the common stock of the entity which acquires the company) having the then market value of two times the aggregate exercise price of the rights. The rights expire on March 12, 2012, unless redeemed, exchanged or otherwise terminated at an earlier date.

Treasury Stock

On January 24, 2007, the Company’s Board of Directors approved the retirement of the Company’s treasury stock. Consequently, the Company’s 2,357,464 shares of treasury stock were retired on March 20, 2007, and the number of issued shares was reduced accordingly. The effects on stockholders’ equity included a reduction in common stock by the par value of the shares, and a reduction in additional paid-in capital.

8.      EQUITY-BASED COMPENSATION

On January 1, 2006, the Company adopted SFAS No. 123(R). This standard revised the measurement, valuation and recognition of financial accounting and reporting standards for equity-based compensation plans contained in SFAS No.

123, and supersedes APB No. 25. The new standard requires companies to expense the value of employee stock options and similar equity-based compensation awards based on fair value recognition provisions determined on the grant date.

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard on January 1, 2006, the effective date of the standard for the Company. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). The Company will continue to include tabular, pro forma disclosures in accordance with SFAS No. 148, Accounting for Stock Based Compensation – Transition and Disclosure, for all periods prior to January 1, 2006. Beginning in 2007, the Company changed from using the Black-Scholes option-pricing model to the binomial option-pricing model for valuation purposes to more accurately reflect the features of the stock options granted.

Restricted Stock Shares

Restricted shares of the Company’s common stock are awarded from time to time to executive officers and certain key employees of the Company subject to a three-year service restriction, and may not be sold or transferred during the restricted period. Restricted stock compensation is recorded based on the fair value of the restricted stock shares on the award date, which is equal to the Company’s stock price, and charged to expense ratably through the restriction period. Forfeitures of unvested restricted stock cause the reversal of all previous expense recorded as a reduction of current period expense. No restricted stock shares were granted in 2007.

The following table summarizes information about restricted stock activity during the years ended December 31, 2007, 2006 and 2005:

	For the Years Ended December 31,
	2007		2006		2005
	Restricted Stock Shares	Weighted Average Award Date Fair Value	Restricted Stock Shares	Weighted Average Award Date Fair Value	Restricted Stock Shares	Weighted Average Award Date Fair Value
Outstanding, beginning of period	131,500	$ 17.73	83,900	$ 16.64	73,600	$ 15.53
Awarded	–	–	50,800	19.41	55,000	14.65
Vested	(61,022)	18.15	(1,700)	15.72	(2,917)	15.61
Forfeited	(16,178)	18.34	(1,500)	15.50	(41,783)	15.97
Outstanding, end of period	54,300	$ 17.09	131,500	$ 17.73	83,900	$ 16.64

Expense associated with awards of restricted stock shares is presented below (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Restricted stock share expense	$ 617	$ 796	$ 485
Forfeitures	(14)	(15)	(187)
Restricted stock share expense, net	$ 603	$ 781	$ 298

Unrecognized pre-tax expense of $0.2 million related to restricted stock share awards is expected to be recognized over the weighted average remaining service period of 0.7 years for awards outstanding at December 31, 2007.

Restricted Stock Units

In 2007, restricted stock units were awarded to executive officers and certain key employees of the Company. The restricted stock units generally will vest fully on the third anniversary date of the award if the recipient’s employment with the Company has not terminated on or prior to that date. Restricted stock unit compensation is recorded based on the fair value of the restricted stock units on the grant date, which is equal to the Company’s stock price, and charged to expense ratably through the restriction period. Forfeitures of unvested restricted stock units cause the reversal of all previous expense recorded as a reduction of current period expense.

The following table summarizes information about restricted stock unit activity during the year ended December 31, 2007:

	Restricted Stock Units	Weighted Average Award Date Fair Value
Outstanding at December 31, 2006	–	–
Awarded	68,247	$ 22.96
Shares distributed	–	–
Forfeited	(20,458)	25.60
Outstanding at December 31, 2007	47,789	$ 21.10

Expense associated with awards of restricted stock units for the year ended December 31, 2007 (no restricted stock units were awarded prior to 2007) is presented below (in thousands):

Restricted stock unit expense	$ 285
Forfeitures	(7)
Restricted stock unit expense, net	$ 278

Unrecognized pre-tax expense of $0.8 million related to restricted stock unit awards is expected to be recognized over the weighted average remaining service period of 2.2 years for awards outstanding at December 31, 2007.

Deferred Stock Units

Deferred stock units generally are awarded to directors of the Company and represent the Company’s obligation to transfer one share of the Company’s common stock to the grantee at a future date and generally are fully vested on the date of grant. The expense related to the issuance of deferred stock units is recorded according to this vesting schedule.

The following table summarizes information about deferred stock unit activity during the years ended December 31, 2007, 2006 and 2005:

	For the Years Ended December 31,
	2007		2006		2005
	Deferred Stock Units	Weighted Average Award Date Fair Value	Deferred Stock Units	Weighted Average Award Date Fair Value	Deferred Stock Units	Weighted Average Award Date Fair Value
Outstanding, beginning of period	93,807	$ 18.53	78,432	$ 16.39	58,800	$ 16.11
Awarded	61,291	18.48	24,900	24.20	32,282	16.69
Shares distributed	–	–	(9,525)	15.75	(12,650)	15.85
Outstanding, end of period	155,098	$ 18.51	93,807	$ 18.53	78,432	$ 16.39

Expense associated with awards of deferred stock units is presented below (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Deferred stock unit expense	$ 608	$ 603	$ 539

Stock Options

Stock options on the Company’s common stock are awarded from time to time to executive officers and certain key employees of the Company. Stock options granted generally have a term of seven to ten years and an exercise price equal to the market value of the underlying common stock on the date of grant. Beginning in 2007, the Company changed from using the Black-Scholes option-pricing model to the binomial option-pricing model for valuation purposes to more accurately reflect the features of stock options granted. The fair value of stock options awarded during 2007 and 2006 was estimated at the date of grant based on the assumptions presented in the table below. Volatility, expected term and dividend yield assumptions were based on the Company’s historical experience. The risk-free rate was based on a U.S. treasury note with a maturity similar to the option award’s expected term.

	2007		2006		2005
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Volatility	44.6% – 46.4%	45.1%	41.7% – 45.6%	41.9%	44.0%	44.0%
Expected term (years)	4.5 – 4.8	4.7	4.5 – 4.8	4.8	5.6	5.6
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free rate	4.0% – 4.6%	4.5%	4.3% – 5.0%	4.3%	4.0%	4.0%
Turnover	2.1% – 2.9%	2.8%	2.3% – 2.9%	2.3%	3.3%	3.3%

A summary of stock option activity during the years ended December 31, 2007 and 2006:

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1	1,298,392	$ 19.85	1,381,476	$ 19.53
Granted	417,604	23.77	330,500	19.74
Exercised	(231,043)	14.34	(243,370)	16.88
Forfeited/Expired	(574,966)	22.59	(170,214)	21.46
Outstanding at December 31	909,987	$ 21.27	1,298,392	$ 19.85
Exercisable at December 31	685,428	$ 21.91	901,667	$ 20.60

The following table summarizes the outstanding options at December 31, 2007:

Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Yrs)
$10.00 - $15.00	187,752	$ 14.07	$ 136,309	3.4
$15.01 - $20.00	277,430	17.86	–	4.9
$20.01 - $25.00	178,732	23.92	–	4.2
$25.01 - $30.00	266,073	28.14	–	3.8
Total Outstanding	909,987	$ 21.27	$ 136,309	4.1

The following table summarizes the outstanding options that were exercisable at December 31, 2007:

Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
$10.00 - $15.00	150,783	$ 13.94	$ 129,226
$15.01 - $20.00	143,762	17.70	–
$20.01 - $25.00	176,732	23.91	–
$25.01 - $30.00	214,151	28.70	–
Total Exercisable	685,428	$ 21.91	$ 129,226

The weighted average remaining contractual term of the outstanding options that were exercisable at December 31, 2007 was 3.7 years.

The intrinsic values above are based on the Company’s closing stock price of $14.80 on December 31, 2007. The weighted average grant-date fair value of options granted was $10.22 and $8.30 during 2007 and 2006, respectively. The Company collected $4.2 million and $4.1 million from stock option exercises that had a total intrinsic value of $0.7 million and $2.3 million in 2007 and 2006, respectively. In 2007 and 2006, the Company recorded a tax benefit from stock option exercises of $0.1 million and $0.8 million, respectively, in additional paid-in capital on the consolidated balance sheets and cash flows from financing activities on the consolidated statements of cash flows. In 2007 and 2006, the Company recorded expense of $2.0 million and $2.9 million, respectively, related to stock option awards. Unrecognized pre-tax expense of $0.6 million and $1.1 million related to stock options is expected to be recognized over the weighted average remaining service period of 1.6 years and 0.9 years for awards outstanding at December 31, 2007 and 2006, respectively.

At December 31, 2007, 2,000,000 and 200,000 shares of common stock were reserved for equity-based compensation awards pursuant to the 2006 Employee Equity Incentive Plan and the 2006 Non-Employee Director Equity Incentive Plan, respectively.

Prior Year Equity Compensation Expense

Prior to January 1, 2006, the Company applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options. The following table illustrates the effect on net income and earnings per share in the year ended December 31, 2005 had the Company applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock Based Compensation, to equity-based compensation (in thousands, except per-share data):

Income from continuing operations, as reported	$ 20,160
Add: Total equity-based compensation expense included in net income, net of related tax benefits	544
Deduct: Total equity-based compensation expense determined under fair value method for all awards, net of related tax effects	(2,307)
Pro forma income from continuing operations	$ 18,397

Basis earnings per share from continuing operations as reported	$ 0.75
Basic earnings per share from continuing operations pro forma	0.69

Diluted earnings per share from continuing operations as reported	$ 0.75
Diluted earnings per share from continuing operations pro forma	0.68

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, the equity-based compensation expense recorded in the determination of reported net income during the year ended December 31, 2005 is disclosed in the table above. The pro forma equity-based compensation expense includes the recorded expense and the expense related to stock options that was determined using the fair value method.

9.      LITIGATION SETTLEMENT

In 1990, the Company initiated proceedings against Cat Contracting, Inc., Michigan Sewer Construction Company, Inc. and Inliner U.S.A., Inc. (subsequently renamed FirstLiner USA, Inc.), along with another party, alleging infringement of certain in-liner Company patents. In August 1999, the United States District Court in Houston, Texas found that one of the Company’s patents was willfully infringed and awarded $9.5 million in damages. After subsequent appeals, the finding of infringement was affirmed, but the award of damages and finding of willfulness were subject to rehearing. The damages and willfullness hearing was completed in the third quarter of 2006. In September 2007, the Court issued its opinion wherein the Court found that the defendants did not willfully infringe the Company’s patent. The Court asked for a recalculation of damages to include prejudgment interest. The damages submitted were approximately $9.6 million.

In October 2007, the Company participated in a mediation with the parties to the proceedings. In December 2007, the Company reached a settlement in principle, which would provide the Company $4.5 million in exchange for releases of the various parties, subject to the finalization of a comprehensive settlement agreement. The Company received $4.5 million in cash in February 2008 in final settlement of this matter.

10.           OTHER INCOME (EXPENSE)

Other income (expense) was comprised of the following for the years ended December 31 (in thousands):

	2007	2006	2005

Gain (loss) on sale of fixed assets	$ (389)	$ 3,223	$ (2,588)
Other	1,840	576	1,813
Total	$ 1,451	$ 3,799	$ (775)

11.           TAXES ON INCOME (TAX BENEFITS)

Income (loss) from continuing operations before taxes on income (tax benefits) was as follows for the years ended December 31 (in thousands):

	2007	2006	2005

Domestic	$ (4,424)	$ 14,017	$ 12,800
Foreign	17,495	23,147	15,595
Total	$ 13,071	$ 37,164	$ 28,395

Provisions (benefits) for taxes on income (tax benefit) from continuing operations consisted of the following components for the years ended December 31 (in thousands):

	2007	2006	2005
Current:
Federal	$ (1,348)	$ 2,589	$ 30
Foreign	5,538	7,323	4,531
State	(134)	1,006	829
Subtotal	4,056	10,918	5,390
Deferred:
Federal	(2,137)	414	3,205
Foreign	(1,845)	364	217
State	(223)	130	101
Subtotal	(4,205)	908	3,523
Total tax provision (benefit)	$ (149)	$ 11,826	$ 8,913

Income tax (benefit) expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income (loss) before income taxes, equity in income (loss) of joint ventures and minority interests as a result of the following (in thousands):

	2007	2006	2005

Income taxes at U.S. federal statutory tax rate	$ 4,575	$ 13,006	$ 9,938
Increase (decrease) in taxes resulting from:
State income taxes, net of federal income tax benefit	(235)	738	604
Amortization of intangibles	(635)	(711)	(715)
Fuels tax credit	(314)	(293)	(322)
Stock options	307	426	–
Changes in taxes previously accrued	(715)	(42)	(58)
Foreign tax matters	(2,113)	(1,947)	(684)
Valuation allowance on net operating loss carryforwards (NOL)	(1,150)	648	(204)
Non-deductible meals and entertainment	206	187	179
Other matters	(75)	(186)	175
Total tax provision	$ (149)	$ 11,826	$ 8,913

Effective tax rate	(1.1)%	31.8%	31.9%

Net deferred taxes consisted of the following at December 31 (in thousands):

	2007	2006
Deferred income tax assets:
Foreign tax credit carryforwards	$ 1,047	$ 491
Net operating loss carryforwards	7,044	6,124
Accrued expenses	10,818	8,351
Other	1,849	1,468
Total gross deferred income tax assets	20,758	16,434
Less valuation allowance	(3,381)	(4,226)
Net deferred income tax assets	17,377	12,208
Deferred income tax liabilities:
Property, plant and equipment	(4,058)	(5,361)
Other	(7,113)	(5,315)
Total deferred income tax liabilities	(11,171)	(10,676)
Net deferred income tax assets	$ 6,206	$ 1,532

The Company’s tax assets and liabilities, netted by taxing location, are in the following captions in the balance sheets (in thousands):

	2007	2006

Current deferred income tax assets, net	$ 1,664	$ 2,690
Noncurrent deferred income tax assets (liabilities), net	4,542	(1,158)
Net deferred income tax assets	$ 6,206	$ 1,532

The Company’s deferred tax assets at December 31, 2007 included $7.0 million in federal, state and foreign net operating loss (“NOL”) carryforwards. These NOLs include $2.2 million, which if not used will expire between the years 2008 and 2027, and $4.8 million that have no expiration dates. The Company also has foreign tax credit carryforwards of $1.0 million, which will begin to expire in 2015.

For financial reporting purposes, a valuation allowance of $3.4 million has been recognized, to reduce the deferred tax assets related to certain state and foreign net operating loss carryforwards, for which it is more likely than not that the related tax benefits will not be realized, due to uncertainties as to the timing and amounts of future taxable income. The valuation allowance at December 31, 2006, was $4.2 million relating to the same items described above.

On January 1, 2007, the Company adopted the provisions of FIN No. 48, issued by the FASB. FIN No. 48 prescribes a more-likely-than-not threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure of uncertain tax positions in financial statements.

Upon the adoption of FIN No. 48, the Company increased its liability for unrecognized tax benefits by $2.8 million of which $0.3 million was recorded as a reduction of the beginning balance of retained earnings  A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$ 3,506
Additions for tax positions of prior years	553
Lapse in statute of limitations	(729)
Foreign currency translation	128
Balance at December 31, 2007	$ 3,458

The total amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $0.7 million.

The Company recognizes interest and penalties, if any, accrued related to unrecognized tax benefits in income tax expense. Upon adoption of FIN No. 48, we accrued $0.6 million for interest. In addition, during 2007, approximately $0.2 million was accrued for interest.

The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits will change in 2008. The Company has certain tax return years subject to statutes of limitation that will expire within twelve months. Unless challenged by tax authorities, the expiration of those statutes of limitation is expected to result in the recognition of uncertain tax positions in the amount of approximately $0.4 million.

The Company is subject to taxation in the United States, various states and foreign jurisdictions. The Company’s tax years for 1999 through 2007 are subject to examination by the tax authorities. During third quarter 2007, the IRS initiated an examination of the Company’s Federal income tax return for the calendar year 2005. In addition, a number of state examinations are currently ongoing. With few exceptions, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2004.

The Company provides for U.S. income taxes, net of available foreign tax credits, on earnings of consolidated international subsidiaries that it plans to remit to the U.S. The Company does not provide for U.S. income taxes on the remaining earnings of these subsidiaries, as it expects to reinvest these earnings overseas or it expects the taxes to be minimal based upon available foreign tax credits.

12.           COMMITMENTS AND CONTINGENCIES

Leases

The Company leases a number of its administrative operations facilities under non-cancellable operating leases expiring at various dates through 2030. In addition, the Company leases certain construction, automotive and computer equipment on a multi-year, monthly or daily basis. Rental expense in 2007, 2006 and 2005 was $16.8 million, $18.5 million and $19.4 million, respectively.

At December 31, 2007, the future minimum lease payments required under the non-cancellable operating leases were as follows (in thousands):

Year	Minimum Lease Payments

2008	$ 9,401
2009	6,037
2010	3,348
2011	1,853
2012	404
Thereafter	1,300
Total	$ 22,343

Litigation

In December 2003, Environmental Infrastructure Group, L.P. (“EIG”) filed suit in the District Court of Harris County, Texas, against several defendants, including Kinsel Industries, Inc. (“Kinsel”), a wholly-owned subsidiary of the Company, seeking unspecified damages. The suit alleges, among other things, that Kinsel failed to pay EIG monies due under a subcontractor agreement. In February 2004, Kinsel filed an answer, generally denying all claims, and also filed a counter-claim against EIG based upon EIG’s failure to perform work required of it under the subcontract. In June 2004, EIG amended its complaint to add the Company as an additional defendant and included a claim for lost opportunity damages. In December 2004, the Company and Kinsel filed third-party petitions against the City of Pasadena, Texas, on the one hand, and Greystar-EIG, LP, Grey General Partner, LLC and Environmental Infrastructure Management, LLC (collectively, the “Greystar Entities”), on the other hand. EIG also amended its petition to add a fraud claim against Kinsel and the Company and also requested exemplary damages. The original petition filed by EIG against Kinsel seeks damages for funds that EIG claims should have been paid to EIG on a wastewater treatment plant built for the City of Pasadena. Kinsel’s third-party petition against the City of Pasadena seeks approximately $1.4 million in damages to the extent EIG’s claims against Kinsel have merit and were appropriately requested. The third-party petition against the Greystar Entities seeks damages based upon fraudulent conveyance, alter ego and single business enterprise (the Greystar Entities are the successors-in-interest to all or substantially all of the assets of EIG, now believed to be defunct). Following the filing of the third-party petitions, the City of Pasadena filed a motion to dismiss based upon lack of jurisdiction claiming the City is protected by sovereign immunity. The trial court denied the City’s motion and the suit was stayed pending appeal of the City’s motion to the Court of Appeals in Corpus Christi, Texas. On March 16, 2006, the Texas Court of Appeals affirmed the trial court’s denial of the City’s motion. The City appealed the matter to the Texas Supreme Court, which reversed and remanded the case back to the District Court to consider the City’s plea to jurisdiction in light of a recently enacted Texas statute that waives governmental immunity. The parties have agreed upon a docket control order setting the matter for trial in February 2009. The Company believes that the factual allegations and legal claims made against it and Kinsel are without merit and intends to vigorously defend them.

On June 3, 2005, the Company filed a lawsuit in the United States District Court in Memphis, Tennessee against Per Aarsleff A/S, a publicly traded Danish company, and certain of its subsidiaries and affiliates. Since approximately 1980, Per Aarsleff and its subsidiaries held licenses for the Insituform® CIPP process in various countries in Northern and Eastern Europe, Taiwan, Russia and South Africa. Per Aarsleff also is a 50% partner in the Company’s German joint venture and a 25% partner in the Company’s manufacturing company in Great Britain. The Company’s lawsuit seeks, among other things, monetary damages in an unspecified amount for the breach by Per Aarsleff of its license and implied license agreements with the Company and for royalties owed by Per Aarsleff under the license and implied license agreements. On May 12, 2006, the Company amended its lawsuit in Tennessee to (i) seek damages based upon Per Aarsleff’s continued use of Company-patented technology in Denmark, Sweden and Finland following termination of the license agreements, (ii) seek damages based upon Per Aarsleff’s use of Company trade secrets in connection with the operation of its Danish manufacturing facility and (iii) seek an injunction against Per Aarsleff’s continued operation of its manufacturing facility. Per Aarsleff filed its Answer and Affirmative Defenses to the Company’s Amended Complaint on May 25, 2006. On October 25, 2006, Per Aarsleff filed a two count counterclaim against the Company seeking to recover royalties payments paid to the Company. On December 29, 2006, the Company and Per Aarsleff’s 50%-owned Taiwanese subsidiary (“PIEC”) settled their respective claims against each other in exchange for PIEC paying the Company $375,000, which amount was paid on December 29, 2006 (settlement of Taiwanese claims only, remainder of lawsuit continues). Based upon the results of audits performed by the Company at Per Aarsleff’s facilities in Denmark, Finland, Sweden and Poland, on May 25, 2007 the Company, with leave granted by the Court, amended it lawsuit in Tennessee to allege that Per Aarsleff committed fraud in its underreporting as well as misreporting of installation contract revenues for the years 1999 – 2004. On February 22, 2008, the Court dismissed the fraud claims against Per Aarsleff and the Company’s request for punitive damages. In its order, the Court concluded that Delaware law does not recognize a claim for fraudulent misrepresentation in the context of a breach of contract action. At December 31, 2007, excluding the effects of the claims specified in the lawsuit, Per Aarsleff owed the Company approximately $0.5 million related to royalties due under the various license and implied license agreements (over and above the Taiwanese settlement amount and the amounts allegedly underreported or misreported by Per Aarsleff) based upon royalty reports prepared and submitted by Per Aarsleff. The Company believes that these receivables are fully collectible at this time. At December 31, 2007, the Company had not recorded any receivable related to this lawsuit.

Boston Installation

In August 2003, the Company began a CIPP process installation in Boston. The $1.0 million project required the Company to line 5,400 feet of a 109-year-old, 36- to 41-inch diameter unusually shaped hand-laid rough brick pipe. Many aspects of this project were atypical of the Company’s normal CIPP process installations. Following installation, the owner rejected approximately 4,500 feet of the liner and all proposed repair methods. All rejected liner was removed and re-installed, and the Company recorded a loss of $5.1 million on this project in the year ended December 31, 2003. During the first quarter of 2005, the Company, in accordance with its agreement with the client, inspected the lines. During the course of such inspection, it was determined that the segment of the liner that was not removed and re-installed in early 2004 was in need of replacement in the same fashion as all of the other segments replaced in 2004. The Company completed its assessment of the necessary remediation and related costs and began work with respect to such segment late in the second quarter of 2005. The Company’s remediation work with respect to this segment was completed during the third quarter of 2005. The Company incurred costs of approximately $2.4 million with respect to the 2005 remediation work, which costs were recorded in the second quarter of 2005.

Under the Company’s “Contractor Rework” special endorsement to its primary comprehensive general liability insurance policy, the Company filed a claim with its primary insurance carrier relative to rework of the Boston project. The carrier has paid the Company the primary coverage of $1 million, less a $250,000 deductible, in satisfaction of its obligations under the policy.

The Company’s excess comprehensive general liability insurance coverage is in an amount far greater than the costs associated with the liner removal and re-installation. The Company believes the “Contractor Rework” special endorsement applies to the excess insurance coverage; it incurred costs in excess of the primary coverage and it notified its excess carrier of the claim in 2003. The excess insurance carrier denied coverage in writing without referencing the “Contractor Rework” special endorsement, and subsequently indicated that it did not believe that the “Contractor Rework” special endorsement applied to the excess insurance coverage.

In March 2004, the Company filed a lawsuit in United States District Court in Boston, Massachusetts against its excess insurance carrier for such carrier’s failure to acknowledge coverage and to indemnify the Company for the entire loss in excess of the primary coverage. In March 2005, the Court granted the Company’s partial motion for summary judgment, concluding that the Company’s policy with its excess insurance carrier followed form to the Company’s primary insurance carrier’s policy. On May 25, 2006, the Court entered an order denying a motion for reconsideration previously filed by the excess insurance carrier, thereby reaffirming its earlier opinion. In September 2006, the Company filed a motion for summary judgment as to the issue of whether the primary insurance carrier’s policy provided coverage for the underlying claim and as to the issue of damages. The excess insurance carrier also filed a motion for summary judgment as to the issue of primary coverage. On September 28, 2007, the Court entered an order that granted the Company’s motion for summary judgment as to liability and denied the excess insurance carrier’s motion.  The Court found that the excess carrier’s policy followed form to the primary policy and that the claim was covered under both policies.  However, the Court found that there were factual questions as to the amount of the Company’s claim.  The case was set for a jury trial as to damages on February 4, 2008.  The day before trial was to begin, the excess insurance carrier advised the Court that it would stipulate to a damages award equal to the award the Company would ask the jury to award, $6,054,899.  The Company and the excess carrier are attempting to negotiate an agreed award of prejudgment interest.  If they cannot reach an agreement, the Court will determine the amount of the prejudgment interest to be awarded and enter a final judgment from which the excess insurance carrier is expected to appeal.

During the second quarter of 2005, the Company, in consultation with outside legal counsel, determined that the likelihood of recovery from the excess insurance carrier was probable and that the amount of such recovery was reliably estimable. An insurance claims expert retained by the Company’s outside legal counsel reviewed the documentation produced with respect to the claim and, based on this review, provided the Company with an estimate of the costs that had been sufficiently documented and substantiated to date. The excess insurance carrier’s financial viability also was investigated during this period and was determined to have a strong rating of A+ with the leading insurance industry rating service. Based on these factors, the favorable court decisions in March 2005 and September 2007, the Company believes that recovery from the excess insurance carrier is both probable and reliably estimable and has recorded an insurance claim receivable in connection with this matter.

The total claim receivable was $7.6 million at December 31, 2007 and is composed of documented remediation costs and pre-judgment interest as outlined in the table below:

	Documented Remediation Costs	Pre-Judgment Interest	Total
	(in thousands)
Claim recorded June 30, 2005	$ 5,872	$ 275	$ 6,147
Interest recorded July through December 31, 2005	–	165	165
Additional documented remediation costs recorded in the second quarter of 2006	526	–	526
Adjustment based on current developments(1)	(343)	–	(343)
Interest recorded in 2006 and 2007	–	1,102	1,102
Claim receivable balance, December 31, 2007	$ 6,055	$ 1,542	$ 7,597
        __________

(1)	During the second quarter of 2007, the claim was adjusted down by $0.3 million as a result of current developments in the matter. Interest was adjusted accordingly.

Department of Justice Investigation

The Company has incurred costs in responding to two United States government subpoenas relating to the investigation of alleged public corruption and bid rigging in the Birmingham, Alabama metropolitan area during the period from 1997 to 2003. The Company has produced hundreds of thousands of documents in an effort to fully comply with these subpoenas, which the Company believes were issued to most, if not all, sewer repair contractors and engineering firms that had public sewer projects in the Birmingham area. Indictments of public officials, contractors, engineers and contracting and engineering companies were announced in February, July and August of 2005, including the indictment of a former joint venture partner of the Company. A number of those indicted, including the Company’s former joint venture partner and its principals, have been convicted or pleaded guilty and have now been sentenced and fined. The Company has been advised by the government that it is not considered a target of the investigations at this time. The investigations are ongoing and the Company may have to continue to incur substantial costs in complying with its obligations in connection with the investigations. The Company has been fully cooperative throughout the investigations.

Other Litigation

The Company is involved in certain other litigation incidental to the conduct of its business and affairs. Management, after consultation with legal counsel, does not believe that the outcome of any such other litigation will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Retirement Plans

Substantially all of the Company’s U.S. employees are eligible to participate in the Company’s sponsored defined contribution savings plan, which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. Total Company contributions to the domestic plan were $1.9 million, $1.8 million and $2.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In addition, certain foreign subsidiaries maintain various other defined contribution retirement plans. Company contributions to such plans for the years ended December 31, 2007, 2006 and 2005 were $1.3 million, $0.9 million and $1.1 million, respectively.

Guarantees

The Company has entered into several contractual joint ventures in order to develop joint bids on contracts for its installation business and for tunneling operations. In these cases, the Company could be required to complete the joint venture partner’s portion of the contract if the partner were unable to complete its portion. The Company would be liable for any amounts for which the Company itself could not complete the work and for which a third party contractor could not be located to complete the work for the amount awarded in the contract. While the Company would be liable for additional costs, these costs would be offset by any related revenues due under that portion of the contract. The Company has not experienced material adverse results from such arrangements. Based on these facts, while there can be no assurances, the Company currently does not anticipate any future material adverse impact on its consolidated financial position, results of operations or cash flows.

The Company also has many contracts that require the Company to indemnify the other party against loss from claims of patent or trademark infringement. The Company also indemnifies its surety against losses from third party claims of subcontractors. The Company has not experienced material losses under these provisions and, while there can be no assurances, currently does not anticipate any future material adverse impact on its consolidated financial position, results of operations or cash flows.

The Company regularly reviews its exposure under all its engagements, including performance guarantees by contractual joint ventures and indemnification of its surety. As a result of the most recent review, the Company has determined that the risk of material loss is remote under these arrangements and has not recorded a liability for these risks at December 31, 2007 on its consolidated balance sheet.

13.           DERIVATIVE FINANCIAL INSTRUMENTS

From time to time, the Company may enter into foreign currency forward contracts to fix exchange rates for net investments in foreign operations. The Company’s currency forward contracts as of December 31, 2007, relate only to Canadian Dollar, Euro and Pound Sterling exchange rates. At December 31, 2007, a net deferred loss of $0.1 million related to these hedges was recorded in accounts payable and accrued expenses and other comprehensive income on the consolidated balance sheet. All hedges were effective, and therefore, no gain or loss was recorded in earnings.

The following table summarizes the Company’s derivative instrument activity at December 31, 2007:

		Weighted
		Average
		Remaining	Average
	Notional	Maturity	Exchange
	Amount	in Months	Rate
Canadian Dollar	$20,000,000	4.0	1.002
Euro	€5,000,000	4.0	1.426
Pound Sterling	£5,000,000	4.0	2.033

14.            SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in three distinct markets: sewer rehabilitation, water rehabilitation and energy and mining services. Management organizes the enterprise around differences in products and services, as well as by geographic areas. Within the sewer rehabilitation market, the Company operates in three distinct geographies: North America, Europe and internationally outside of North America and Europe. As such, the Company is now organized into five reportable segments: North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation and Energy and Mining. Each segment will be regularly reviewed and evaluated separately.

In 2008, the Company has been in transition following the appointment of a new Chief Executive Officer in April. The Company has also realigned management of certain of its operations and experienced growth in certain previously immaterial operations. As a result of a review and assessment of the Company’s business operations by the Company’s new Chief Executive Officer, and in connection with the Company’s regular review and evaluation of its reportable segments, the Company identified new reportable segments according to the guidance of SFAS No. 131. The Company previously had two reportable segments – Rehabilitation and Tite Liner. In connection with the realignment, the Company divided the Rehabilitation segment into four new reportable segments, and renamed the Tite Liner segment as its Energy and Mining segment. Previously reported data has been updated to reflect this change.

The following disaggregated financial results have been prepared using a management approach that is consistent with the basis and manner with which management internally disaggregates financial information for the purpose of making internal operating decisions. The Company evaluates performance based on stand-alone operating income (loss).

Corporate expenses previously allocated to our tunneling business have been re-allocated to our five reportable segments, North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation, and Energy and Mining, for all periods presented. Re-allocated expenses were $3.7 million, $4.5 million and $5.1 million in 2007, 2006 and 2005, respectively. Re-allocated expenses were allocated proportionally based on previously allocated expenses.

There were no customers that accounted for more than 10% of the Company’s revenues during any year in the three-year period ended December 31, 2007.

Financial information by segment was as follows at December 31 (in thousands):

	2007	2006	2005
Revenues:
North American Sewer Rehabilitation	$ 348,085	$ 394,453	$ 359,309
European Sewer Rehabilitation	100,658	85,782	85,486
Asia-Pacific Sewer Rehabilitation	973	717	277
Water Rehabilitation	4,428	268	–
Energy and Mining	41,606	46,199	38,523
Total revenues	$ 495,570	$ 527,419	$ 483,595

Operating income (loss):
North American Sewer Rehabilitation	$ 1,133	$ 23,384	$ 24,419
European Sewer Rehabilitation	5,368	3,504	4,744
Asia-Pacific Sewer Rehabilitation	(507)	717	277
Water Rehabilitation	(1,584)	(147)	–
Energy and Mining	9,120	8,853	6,105
Total operating income	$ 13,530	$ 36,311	$ 35,545

Total assets:
North American Sewer Rehabilitation	$ 330,547	$ 333,950	$ 296,465
European Sewer Rehabilitation	51,925	36,409	49,277
Asia-Pacific Sewer Rehabilitation	952	199	151
Water Rehabilitation	2,386	24	–
Energy and Mining	20,027	20,810	15,255
Corporate	94,643	105,017	93,927
Discontinued operations	40,660	53,660	63,253
Total assets	$ 541,140	$ 550,069	$ 518,328

	2007	2006	2005
Capital expenditures:
North American Sewer Rehabilitation	$ 5,389	$ 10,166	$ 16,440
European Sewer Rehabilitation	3,287	2,395	3,131
Asia-Pacific Sewer Rehabilitation	70	–	–
Water Rehabilitation	12	3	–
Energy and Mining	719	870	527
Corporate	5,571	6,279	4,549
Total capital expenditures	$ 14,978	$ 19,713	$ 24,647

Depreciation and amortization:
North American Sewer Rehabilitation	$ 11,408	$ 11,789	$ 10,682
European Sewer Rehabilitation	1,899	2,048	2,584
Asia-Pacific Sewer Rehabilitation	–	–	–
Water Rehabilitation	1	1	–
Energy and Mining	720	594	818
Corporate	2,224	2,188	2,288
Total depreciation and amortization	$ 16,252	$ 16,620	$ 16,372

Financial information by geographic area was as follows at December 31 (in thousands):

	2007	2006	2005
Revenues:
United States	$ 329,136	$ 379,054	$ 350,854
Europe	106,881	90,259	89,716
Canada	46,307	44,101	31,169
Other foreign	13,246	14,005	11,856
Total revenues	$ 495,570	$ 527,419	$ 483,595

Operating income (loss):
United States	$ (4,443)	$ 15,180	$ 20,091
Europe	7,614	8,945	8,734
Canada	8,428	9,484	5,296
Other foreign	1,931	2,702	1,424
Total operating income	$ 13,530	$ 36,311	$ 35,545

Long-lived assets:
United States	$ 74,352	$ 68,304	$ 68,261
Europe	21,948	20,163	17,993
Canada	2,419	2,222	2,292
Other foreign	1,181	1,085	783
Total long-lived assets	$ 99,900	$ 91,774	$ 89,329

15.           SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited quarterly financial data was as follows for the years ended December 31, 2007 and 2006 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2007:
Revenues	$ 114,982	$ 124,969	$ 125,640	$ 129,979
Gross profit	20,383	28,050	25,639	25,036
Operating income (loss)	(3,802)	4,028	4,001	9,303
Income (loss) from continuing operations	(3,288)	2,433	4,679	9,042
Income (loss) from discontinued operations	(11,988)	763	(197)	1,099
Net income (loss)	(15,276)	3,196	4,482	10,141
Basic earnings (loss) per share:
Income (loss) from continuing operations	(0.12)	0.09	0.17	0.33
Income (loss) from discontinued operations	(0.44)	0.03	(0.01)	0.04
Net income (loss)	(0.56)	0.12	0.16	0.37
Diluted earnings (loss) per share
Income (loss) from continuing operations	$ (0.12)	$ 0.09	$ 0.17	$ 0.33
Income (loss) from discontinued operations	(0.44)	0.03	(0.01)	0.04
Net income (loss)	$ (0.56)	$ 0.12	$ 0.16	$ 0.37

Year ended December 31, 2006:
Revenues	$ 124,180	$ 139,743	$ 128,074	$ 135,422
Gross profit	29,281	33,895	32,508	33,319
Operating income	7,673	9,145	9,177	10,316
Income from continuing operations	4,176	5,942	5,906	10,279
Income (loss) from discontinued operations	(1,142)	(427)	(211)	155
Net income	3,034	5,515	5,695	10,434
Basic earnings (loss) per share:
Income from continuing operations	0.15	0.22	0.23	0.37
Income (loss) from discontinued operations	(0.04)	(0.02)	(0.01)	0.01
Net income	$ 0.11	$ 0.20	$ 0.22	$ 0.38
Diluted earnings (loss) per share
Income from continuing operations	0.15	0.22	0.22	0.37
Income (loss) from discontinued operations	(0.04)	(0.02)	(0.01)	0.01
Net income	$ 0.11	$ 0.20	$ 0.21	$ 0.38